SUB-ITEM 77I
                       TERMS OF NEW OR AMENDED SECURITIES

         The B and C Share classes of Monarch Daily Assets Cash Fund (the "Fund") commenced operations on or about November 22, 2004 and November 17, 2004, respectively. The Fund's Prospectus and Statement of Additional Information contained in Parts A and B of Post-Effective amendment No. 38 to the Registrant's Registration Statement on Form N-1A are incorporated by reference as filed via EDGAR on September 30, 2004 (accession number 0001275125-04-000332).

         The Registrant's 18f-3 Plan for B and C Share Shares of the Fund was filed as exhibit (n) to Post-Effective amendment No. 38 to the Trust's Registration Statement and is incorporated by reference as filed via EDGAR on September 30, 2004 (accession number 0001275125-04-000332).